Exhibit 99.1

For Immediate Release
March 15, 2007
CONTACT:
Doral Financial Corporation
Investor Relations:
Olga Mayoral-Wilson, APR
Media:
Lucienne Gigante
(787) 474-6711
DORAL FINANCIAL TO SELL 11 EXISTING DORAL BANK, FSB NEW YORK BRANCHES
TO NEW YORK COMMERCIAL BANK
SAN JUAN, Puerto Rico, March 15, 2007 — Doral Financial Corporation (NYSE: DRL), a diversified financial services company, today announced that Doral Bank, FSB (“Doral Bank NY”), Doral Financial’s wholly owned New York City-based thrift subsidiary, entered into a definitive purchase and assumption agreement with New York Commercial Bank, the commercial bank subsidiary of New York Community Bancorp (NYSE: NYB), pursuant to which New York Commercial Bank agreed to acquire Doral Bank NY’s 11 existing branches in New York City.
Pursuant to the terms of the agreement, New York Commercial Bank will assume certain of Doral Bank NY’s assets and liabilities, including deposits of approximately $370 million. The purchase price for the transaction will be equal to the difference between the value of the assets sold and the liabilities assumed as of the closing date, plus a deposit premium of approximately 4% of the deposits assumed as of the closing date. The transaction is expected to result in a pre-tax profit to Doral Bank NY of approximately $10 million. Following the consummation of the transaction, Doral Financial intends to request the authorization of the Office of Thrift Supervision to distribute a substantial portion of Doral Bank NY’s capital to Doral Financial. Doral Bank NY is organized under a federal thrift charter and operates independently of Doral Bank Puerto Rico, Doral Financial’s principal banking subsidiary.
Commenting on the transaction, Glen R. Wakeman, Chief Executive Officer of Doral Financial, stated, “The sale of Doral Bank NY’s branches will allow us to focus our efforts on our well capitalized core Puerto Rico banking operations and improve our liquidity as we continue to strengthen our franchise for the benefit of our customers, employees and shareholders.” In addition, Mr. Wakeman noted, “We have structured the transaction in a way that will allow us to retain Doral Bank NY’s charter. We saw a unique opportunity to exit this non-core operation in a favorable market without losing the strategic value of our federal charter.”
Mr. Wakeman also noted “New York Commercial Bank is a solid institution that we anticipate will continue to provide excellent service to Doral Bank NY’s customers. We thank Doral Bank NY’s employees and customers for their loyalty over the years.”
The transaction, which is subject to regulatory approval and other customary conditions, is expected to be completed early in the third quarter of 2007.

Credit Suisse acted as the sole financial advisor to Doral Financial in connection with this transaction.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. In addition, Doral Financial may make forward-looking statements in its press releases or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others. These “forward-looking statements” are identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions.
Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	risks and uncertainties associated with the Company’s need for significant outside financing to meet its liquidity and capital needs, including the refinancing of the Company’s $625 million floating rate notes due July 2007;

•	potential adverse developments in connection with ongoing shareholder litigation against Doral Financial;

•	potential adverse developments from ongoing enforcement actions by bank regulatory agencies;

•	risk associated with the potential impact of fluctuating interest rates on the Company’s net interest margin resulting from the current mismatch in its assets and liabilities;

•	Doral Financial’s ability to attract new clients and retain existing clients;

•	Doral Financial’s ability to retain and attract key employees;

•	Doral Financial’s ability to successfully implement new business strategies;

•	Doral Financial’s ability to derive sufficient income to realize the benefits of its deferred tax asset;

•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates;

•	risks arising from worsening economic conditions in Puerto Rico;

•	potential adverse developments in connection with the ongoing grand jury investigation by the U.S. Attorney’s Office for the Southern District of New York;

•	risks associated with Doral Financial’s inability to prepare and timely file financial statements;

•	risks arising from the downgrade and potential further downgrades in the credit ratings of Doral Financial’s securities;

•	risks associated with the Company’s contingent obligations regarding recourse arrangements and representations and warranties in connection with its loan sales;

•	risks arising from material weaknesses in the Company’s internal control over financial reporting; and

•	developments from changes in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.
Investors should carefully consider these factors and the risk factors outlined under Item 1A, Risk Factors, in Doral Financial’s 2005 Annual Report on Form 10-K and under Item 1A, Risk Factors in Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

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